EMPLOYMENT AGREEMENT

                                     BETWEEN

                         LOUIS DREYFUS NATURAL GAS CORP.

                                       AND

                                  MARK ANDREWS
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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

ARTICLE I.  TERM AND DUTIES ..............................................   1
     SECTION 1.1 TERM ....................................................   1
     SECTION 1.2 DUTIES ..................................................   2
     SECTION 1.3 REPORTING RESPONSIBILITIES ..............................   2
     SECTION 1.4 RECONSIDERATION OF DUTIES, TITLES
                      AND RESPONSIBILITIES ...............................   2

ARTICLE II. COMPENSATION .................................................   2
     SECTION 2.1 BASIC COMPENSATION ......................................   2
     SECTION 2.2 ANNUAL BONUS ............................................   3
     SECTION 2.3 STOCK OPTIONS ...........................................   3
     SECTION 2.4 INCENTIVE, SAVINGS AND RETIREMENT PLANS .................   3
     SECTION 2.5 WELFARE BENEFIT PLANS ...................................   3
     SECTION 2.6 EXPENSES ................................................   4
     SECTION 2.7 FRINGE BENEFITS .........................................   4
     SECTION 2.8 OFFICE AND SUPPORT STAFF ................................   4
     SECTION 2.9 VACATION ................................................   4
     SECTION 2.10 TOTAL COMPENSATION .....................................   4
     SECTION 2.11 SPECIAL SERVICE BONUS ..................................   4
     SECTION 2.12 EXISTING STOCK OPTIONS .................................   4

ARTICLE III.  TERMINATION OF EMPLOYMENT ..................................   5
     SECTION 3.1 EVENTS OF TERMINATION ...................................   5
     SECTION 3.2 TERMINATION PROCEDURES AND CERTAIN DEFINITIONS ..........   8
     SECTION 3.3 OBLIGATIONS OF THE CORPORATION ON TERMINATION ...........   9

ARTICLE IV.  PURPOSE; NONCOMPETITION .....................................  11
     SECTION 4.1 PURPOSE .................................................  11
     SECTION 4.2 CONFIDENTIAL INFORMATION ................................  11
     SECTION 4.3 NONCOMPETITION ..........................................  11
     SECTION 4.4 OIL AND GAS INTEREST OWNERSHIP ..........................  12
     SECTION 4.5 CORPORATE OPPORTUNITY ...................................  12

ARTICLE V.  ADJUSTMENTS FOR CERTAIN PAYMENTS .............................  12

ARTICLE VI.  MISCELLANEOUS ...............................................  14
     SECTION 6.1 ENFORCEABILITY ..........................................  14
     SECTION 6.2 REMEDIES ................................................  14
     SECTION 6.3 RESIGNATION AS BOARD AND COMMITTEE MEMBER ...............  14


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     SECTION 6.4 NO OFFSET; ENFORCEMENT OF AGREEMENT. ....................  15
     SECTION 6.5 ASSIGNMENT BY THE EXECUTIVE'S SUCCESSORS ................  15
     SECTION 6.6 WAIVER ..................................................  16
     SECTION 6.7 NOTICE ..................................................  16
     SECTION 6.8 APPLICABLE LAW ..........................................  16
     SECTION 6.9 TAXES ...................................................  16
     SECTION 6.10 ENTIRE AGREEMENT .......................................  16


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                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of the 24th day of June, 1997 (the "Agreement"), by and between LOUIS DREYFUS NATURAL GAS CORP., an Oklahoma corporation, having its principal place of business at 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma (the "Corporation") and MARK ANDREWS, an individual residing at 2909 Inwood, Houston, Texas 77019 (the "Executive").

                                WITNESSETH THAT:

            WHEREAS, the Executive is currently serving as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company, a Delaware corporation ("American");

            WHEREAS, pursuant to the Agreement and Plan of Reorganization, dated as of June 24, 1997 (the "Merger Agreement"), by and among the Corporation, LDNG Acquisition, Inc. and American, the parties thereto have agreed to a merger (the "Merger") pursuant to the terms thereof;

            WHEREAS, the Corporation desires to secure the employment of the Executive, and the Executive is willing to be employed by the Corporation, on the terms and conditions herein set forth; and

            WHEREAS, in connection with the Merger, the parties hereto desire to enter into this Agreement, to be effective upon the consummation of the Merger.

            NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.  TERM AND DUTIES

            SECTION 1.1 TERM. The Corporation hereby agrees to employ the Executive as Vice Chairman of the Board of Directors of the Corporation (the "Board") and the Executive hereby agrees to serve in such capacity, upon the terms and conditions herein contained. The initial term of this Agreement is for a period (such term, including any renewal thereof, the "Term") commencing as of the Effective Time (as defined in the Merger Agreement) (the "Effective Date") and continuing until the third anniversary of the Effective Date. Thereafter, this Agreement shall be renewed automatically for one additional year on each anniversary of the Effective Date unless either party provides the other party with written notice that it or he, as the case may be, does not wish to so extend this Agreement at least three months prior to any such renewal date in which event this Agreement shall terminate at such anniversary date. The "Active Employment Period" shall mean the period commencing on the Effective Date and ending upon termination of the Executive's employment in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated, then at the time of such termination, this Agreement shall be deemed canceled and of no force or effect and the Executive shall continue to be subject to such agreements and arrangements that were in effect prior to the execution of the Merger Agreement.

            SECTION 1.2 DUTIES. As Vice Chairman of the Board, the Executive shall have and perform those duties on behalf of the Corporation which are reasonable and customary for an individual holding such office to perform. In addition, following the Effective Date (and without regard to whether the Executive remains employed by the Corporation), the Executive will serve on the Board and as a member of the Executive Committee, and the Corporation agrees to nominate the Executive for reelection at the next annual meeting of stockholders of the Corporation following the Effective Date, and if reelected the Executive shall continue to serve on the Executive Committee. The duties of the Executive may be changed from time-to-time by the mutual consent of the Executive and the Corporation without terminating this Agreement and, in such event, the employment of the Executive shall continue under this Agreement as so modified.

            SECTION 1.3 REPORTING RESPONSIBILITIES. The Executive shall report exclusively to the Chairman of the Board (the "Chairman").

            SECTION 1.4 RECONSIDERATION OF DUTIES, TITLES AND RESPONSIBILITIES. Promptly after the first anniversary of the Effective Date, the Executive and the Corporation shall negotiate in good faith to establish new or additional duties, titles and responsibilities that the Executive shall have or perform under this Agreement (collectively, the "New Duties"). In the event that the Executive and the Corporation are unable to reach an agreement reasonably satisfactory to the Executive with respect to (i) the establishment of the New Duties and (ii) a commensurate adjustment in the Executive's compensation and benefits under this Agreement within 90 days after the first anniversary of the Effective Date, either the Executive or the Corporation may elect within 30 days following the end of such 90 day period to terminate the Executive's employment (a "Special Termination") and become or engage the Executive as a consultant to the Corporation on the terms and conditions set forth in Section 3.3(d).

ARTICLE II. COMPENSATION

            SECTION 2.1 BASIC COMPENSATION.

            (a) During the Active Employment Period, the Corporation shall pay to the Executive an annual base salary (which shall accrue proportionately from day to day) of $350,000 payable in equal bi-weekly installments on the same dates the other officers of the Corporation are paid. The Executive's base annual salary payable pursuant to this Section 2.1


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(including any increases thereof pursuant to Section 2.1(b)) is hereinafter referred to as the Executive's "Basic Compensation."

            (b) The Corporation and the Executive acknowledge that the Compensation Committee of the Board (the "Compensation Committee") shall, from time to time, but no less frequently than annually, review the Executive's Basic Compensation and may increase (but in no event decrease) such compensation by such amounts as the Compensation Committee deems proper.

            SECTION 2.2 ANNUAL BONUS. In addition to his Basic Compensation, the Executive shall participate in any bonus plan or program adopted by the Corporation to the same extent generally provided to other senior executives of the Corporation under which the Executive shall be awarded, with respect to each fiscal year ending during the Active Employment Period, an annual bonus (the "Annual Bonus"). Subject to Section 3.3, each such Annual Bonus shall be paid on the same dates the other officers of the Corporation are paid, unless the Executive shall elect to defer the receipt of such Annual Bonus.

            SECTION 2.3 STOCK OPTIONS. Effective as of the Effective Date and in consideration of the services to be rendered by the Executive to the Corporation, the Executive shall be awarded options (which options shall constitute "incentive stock options" to the maximum extent permissible under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) to purchase 100,000 shares of the common stock of the Corporation ("Corporation Common Stock") pursuant to the terms of the Corporation's Stock Option Plan (the "Plan") at an exercise price equal to the fair market value (as determined under the Plan)Eof the Corporation's common stock as of the Effective Date. Such options shall have a ten year term and shall vest in four equal annual installments on the first four anniversaries of the Effective Date.

            SECTION 2.4 INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Active Employment Period, the Executive shall be entitled to participate in all incentive compensation, savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Corporation. Unless additional grants are awarded to other senior executives of the Corporation, the Executive shall not be entitled to participate in the Louis Dreyfus Stock Equivalent Plan sponsored by S.A. Louis Dreyfus et Cie.

            SECTION 2.5 WELFARE BENEFIT PLANS. During the Active Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs provided by the Corporation to the extent applicable generally to other senior executives of the Corporation. During the Active Employment Period and, if applicable, the Consulting Period, the Corporation shall continue the $2.5 million life insurance policy currently maintained on the Executive's life for the benefit of his family.


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            SECTION 2.6 EXPENSES. During the Active Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Corporation as in effect generally with respect to other senior executives of the Corporation.

            SECTION 2.7 FRINGE BENEFITS. During the Active Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Corporation as in effect generally with respect to other senior executives of the Corporation.

            SECTION 2.8 OFFICE AND SUPPORT STAFF. During the Active Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive secretarial and other assistance, at least as favorable as that provided by American to the Executive prior to the Effective Date.

            SECTION 2.9 VACATION. During the Active Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation as in effect generally with respect to other senior executives of the Corporation, but in no event less than four (4) weeks annually.

            SECTION 2.10 TOTAL COMPENSATION. For purposes of this Agreement, the Executive's "Total Compensation" means the total of (i) the Executive's Basic Compensation, including amounts the Executive has electively deferred under an arrangement qualified under Section 401(k) of the Code, and pursuant to any cafeteria plan under Section 125 of the Code or otherwise, plus (ii) an amount equal to the aggregate amounts paid to the Executive in respect of bonuses over the three most recent fiscal years of the Corporation or American, as the case may be, divided by three.

            SECTION 2.11 SPECIAL SERVICE BONUS. In recognition of the extraordinary services to be performed by the Executive in connection with the integration of the Corporation and American following the Effective Date, the Executive shall be paid, in a cash lump sum as promptly as practicable after the first anniversary of the Effective Date, a special service recognition bonus (the "Special Service Bonus") in the amount of $250,000. The Special Service Bonus shall be in addition to, and shall not reduce, any other amounts payable to the Executive under this Agreement.

            SECTION 2.12. EXISTING STOCK OPTIONS. Notwithstanding Section 2.4(b)(iv) of the Merger Agreement, the Executive may elect by written notice delivered to the Corporation on or prior to the Effective Time to require the Corporation to assume all or a portion of the Executive's Alpha Stock Options (as defined in the Merger Agreement) on the following terms and conditions. Each such assumed Alpha Stock Option shall be or become fully vested prior to or concurrently with the Effective Time and shall be converted at the Effective Time into an option (a "Lima Option") to purchase a number of shares of Corporation


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Common Stock equal to the number of shares of Alpha Common Stock (as defined in the Merger Agreement) that could have been purchased under such Alpha Stock Option multiplied by the Conversion Ratio (as defined below), rounded up to the nearest whole number of shares of Corporation Common Stock, at a price per share of Corporation Common Stock equal to the per share option exercise price specified in the Alpha Stock Option divided by the Conversion Ratio (rounded down to the nearest whole cent). Such Lima Option shall otherwise be subject to the same terms and conditions as such Alpha Stock Option; provided, however, that in the case of any Alpha Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. For purposes of this Section 2.12, the "Conversion Ratio" means the sum of (i) the Conversion Number (as defined in the Merger Agreement) and (ii) the quotient determined by dividing the amount of the Cash Consideration (as defined in the Merger Agreement) by the Market Price (as defined in the Merger Agreement). The date of grant of each substituted Lima Option shall be the date on which the corresponding Alpha Stock Option was granted. At the Effective Time, with respect to the Lima Options, (i) all references to American in the Alpha Stock Compensation Plans (as defined in the Merger Agreement) and in the related stock option agreements shall be deemed to refer to the Corporation; and (ii) the Corporation shall assume all of American's obligations with respect to the Alpha Stock Options as so amended. As soon as practicable after the Effective Time, the Corporation shall issue to the Executive a document evidencing the foregoing assumption by the Corporation. As soon as practicable after the Effective Time, to the extent necessary to provide for registration of the shares of Corporation Common Stock subject to such substituted Lima Options, the Corporation shall file a registration statement on FormES-8 with respect to such shares of Corporation Common Stock and shall use its best efforts to maintain the effectiveness of such registration statement, including the current status of any related prospectus or prospectuses, for so long as the Lima Options remain outstanding.

ARTICLE III.  TERMINATION OF EMPLOYMENT

            SECTION 3.1 EVENTS OF TERMINATION.

            (a) DEATH. The Executive's employment shall terminate automatically upon the Executive's death.

            (b) DISABILITY. If the Corporation determines in good faith that the Disability of the Executive has occurred during the Active Employment Period it may give the Executive notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty
(30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Corporation on a full-time


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basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative.

            (c) WITHOUT CAUSE. Notwithstanding any other provision hereunder, the Corporation shall have the right to terminate the Executive's employment hereunder without Cause at any time during the Active Employment Period for any reason in the sole discretion of the Corporation upon not less than ninety (90) days' prior written notice to the Executive.

            (d) CAUSE. The Corporation may terminate the Executive's employment during the Active Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

            (i) The willful and continued failure of the Executive to perform substantially the Executive's duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chairman, which demand shall specifically identify the manner in which the Chairman believes that the Executive has not substantially performed the Executive's duties, or

            (ii) The willful engaging by the Executive in illegal conduct or gross misconduct in connection with the performance of his duties hereunder which is materially injurious to the Corporation.

            For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of any senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above and specifying the particulars thereof in detail.

            (e) GOOD REASON. The Executive may terminate his employment during the Active Employment Period for Good Reason at any time upon thirty (30) days' notice to


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the Corporation. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any one or more of the following events:

            (i) A change in the Executive's duties, titles or offices described in Section 1.2, any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions, or a change in the Executive's reporting responsibilities as set forth in Section 1.3, except with the Executive's written consent;

            (ii) A reduction in the Executive's Basic Compensation or the failure by the Corporation to increase such compensation each year by an amount which at least equals, on a percentage basis, the mean average percentage increase in base salary for all senior officers of the Corporation (other than the Executive) during such year or the failure by the Corporation to continue to provide prompt payment (or reimbursement to the Executive) of all reasonable expenses incurred by the Executive in connection with the Executive's professional and business activities;

            (iii) The Corporation requiring the Executive to be based anywhere other than Houston, Texas, except for travel on business to an extent reasonably required in the performance of the Executive's duties hereunder;

            (iv) The failure by the Corporation to include the Executive as a participant in any benefit or compensation plan or arrangement generally available to senior executives of the Corporation or the failure by the Corporation to provide the Executive with the number of paid vacation days, holidays and personal days to which the Executive is entitled in accordance with the Corporation's normal leave policy;

            (v) The failure of the Corporation to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Corporation;

            (vi) Any purported termination of the Executive's employment by the Corporation which is not effected pursuant to the express terms of this Agreement, including the Notice of Termination requirements of Section 3.2(a);

            (vii) The failure of the Corporation to maintain for the benefit and use by the Executive of an office and support staff as contemplated by
      Section 2.8;

            (viii) The failure of the Corporation to pay or reimburse the Executive for any expenses incurred by the Executive as provided in this Agreement; or

            (ix) The filing of a voluntary or involuntary petition of bankruptcy by or against the Corporation or the insolvency of the Corporation.


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For purposes of this Section 3.1(e), any good faith determination of "Good
Reason" made by the Executive shall be conclusive.

            (f) RETIREMENT. The Executive may terminate his employment by reason of "Retirement" at the end of the fiscal year of the Corporation in which the Executive attains the age of 65 or such later date as the Board shall set with the written consent of the Executive (the "Retirement Effective Date").

            (g) VOLUNTARY TERMINATION. The Executive shall have the right at any time after the Effective Date to voluntarily terminate his employment by the Corporation (a "Voluntary Termination") for any reason in the sole discretion of the Executive by not less than thirty (30) days' prior written notice to the Corporation; provided, however, that neither a termination without Cause, by reason of death, Disability, Retirement or Good Reason nor a Special Termination shall be treated for any purpose hereunder as a Voluntary Termination.

            SECTION 3.2 TERMINATION PROCEDURES AND CERTAIN DEFINITIONS.

            (a) NOTICE OF TERMINATION. Any termination by the Corporation for Cause, without Cause, by reason of Disability or by the Executive for Good Reason or in a Voluntary Termination or Retirement, or as a result of a Special Termination, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6.7 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation, respectively, hereunder or preclude the Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Corporation's rights hereunder. The Executive's continued employment or other status with the Corporation after a Notice of Termination is provided shall not constitute consent to, or a waiver of any rights with respect to, any circumstance constituting Good Reason hereunder.

            (b) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Corporation for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date not less than ninety (90) days after the date on which the Corporation notifies the Executive of such termination, (iii) if the Executive terminates his employment for Good Reason, in a Voluntary Termination or in a Special Termination, the Date


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of Termination shall be the date, not less than thirty (30) days after the date on which the Executive notifies the Corporation of such termination and (iv) if the Executive's employment is terminated by reason of death, Disability or Retirement, the Date of Termination shall be the date of death of the Executive, the Disability Effective Date or the Retirement Effective Date, as the case may be. In the case of a Voluntary Termination, the Corporation shall have the option, exercisable by written notice to the Executive within ten (10) days after the Executive's Notice of Termination is provided to the Corporation, to designate any date prior to the expiration of the aforesaid notice as the date on which the Executive shall cease to be an officer of the Corporation, and the effective date of termination hereunder shall be any earlier date so designated by the Corporation.

            SECTION 3.3 OBLIGATIONS OF THE CORPORATION ON TERMINATION.

            (a) TERMINATION UPON DEATH OR DISABILITY, WITHOUT CAUSE, FOR GOOD REASON OR AS A RESULT OF A SPECIAL TERMINATION.

            If, during the Term, the Executive's employment is terminated upon his death or Disability, without Cause, for Good Reason or as a result of a Special Termination:

            (i) IN GENERAL; SPECIAL SERVICE BONUS.

            The Corporation shall immediately pay the Executive in cash (i) the amount of Basic Compensation previously earned but not yet paid, (ii) a pro rata Annual Bonus for the year of termination and (iii) if not previously paid, the Special Service Bonus.

            (ii) SEVERANCE BENEFITS.

                  (1) All stock options held by the Executive that have not already vested shall immediately vest.

                  (2) The Executive shall continue to participate in all welfare benefit plans, including health and medical plans in which the Executive was participating prior to the Date of Termination, for six months after termination and shall be entitled to (a) reimbursement of COBRA payments to maintain medical and dental insurance up to 18 additional months for said coverage and (b) the use of one or more executive out-placement services, designated by the Executive and paid for by the Corporation; and

                  (3) If the Executive's employment is terminated upon his death or Disability, the Corporation shall pay the Executive in a lump sum a "Severance Benefit" in cash equal to three (3) times the Executive's Total Compensation as of the time of such termination. Such payment shall be made within thirty (30) days following said


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      termination. In the event of the Executive's death, any amounts payable under this Agreement shall be paid to the beneficiary (or beneficiaries) designated by the Executive and in such amounts or proportions as the Executive shall so designate. If no beneficiary is designated by the Executive or if none shall survive the Executive, then any amounts payable under this Agreement shall be paid to the Executive's surviving spouse, if any, or, if no such surviving spouse exists, to the Executive's estate.

            (iii) DISABILITY.

                  (1) If, following a Disability termination, the Executive becomes entitled to and receives disability benefits under any disability payment plan sponsored and maintained by the Corporation, the amount otherwise payable by the Corporation to the Executive pursuant to Section 3.3(a) shall be reduced, on a dollar-for-dollar basis, but not below zero, by the amount of any such disability benefits received by him, but only to the extent such benefits are attributable to payments made by the Corporation.

                  (2) The Executive shall have the right in his sole discretion after the Disability Effective Date to engage in regular employment (whether as an employee of another entity or as a self-employed person) and shall have no obligation to perform further services for the Corporation.

            (b) VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE.

            In case of a Voluntary Termination or a termination for Cause, the Executive shall be entitled to his Basic Compensation accrued to the Date of Termination and any benefits or awards accrued or vested prior to such date, including, without limitation, his right to exercise any vested stock options. Except as otherwise provided in this Agreement or under any employee benefit plan maintained by the Corporation, the Corporation shall have no further obligations to the Executive.

            (c) RETIREMENT.

            (i) Upon the Retirement of the Executive, the Executive shall receive the payments and benefits set forth in Sections 3.3(a)(i), 3.3(a)(ii)(1) and (2). In addition, the Executive shall receive all retirement benefits he is eligible to receive under the Corporation's employee benefit plans, subject to the terms and conditions of such plans.

            (ii) The Executive shall have the right in his sole discretion after his Retirement to engage in regular employment (whether as an employee of another entity or as a self-employed person) and shall have no obligation to perform further services for the Corporation.

            (d) CONSULTING ENGAGEMENT. If, during the Term, the Executive's employment is terminated without Cause, for Good Reason or as a result of a Special


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

Termination, the Corporation shall engage the Executive as a consultant to the Corporation for a period (the "Consulting Period") commencing on the Date of Termination and ending on the third anniversary thereof. The Executive's services hereunder during the Consulting Period shall consist of such consulting and advisory services, and shall be provided at such times and on such other terms and conditions, as may be agreed upon from time to time between the Executive and the Corporation. As compensation for the consulting services to be performed by the Executive hereunder and the continued application to be Executive of the provisions of Article IV during the Consulting Period, the Executive shall be paid a fee (the "Consulting Fee") at an annual rate of $500,000 payable in monthly installments. The provisions of Article IV shall be appropriately amended to take into account the fact that the Executive is no longer an employee of the Corporation.

ARTICLE IV.  PURPOSE; NONCOMPETITION

            SECTION 4.1 PURPOSE. The Corporation recognizes that the Executive is a key executive of the Corporation and is expected to be a factor in the continued growth and success of the Corporation. The Corporation also recognizes that the continued success of the Corporation depends upon the effective performance of the Executive's duties as set forth in this Agreement. Therefore, one of the primary purposes of this Agreement is to provide for the long-term financial security of the Executive and his family so that he will be better able to direct his undivided attention to the successful performance of his duties on behalf of the Corporation.

            SECTION 4.2 CONFIDENTIAL INFORMATION. In the Executive's position of responsibility with the Corporation, he has access to, and familiarity with, the business methods and confidential information of the Corporation and its subsidiaries, including, but not limited to, its exploration and development techniques and information, its service and organizational techniques, its expansion projects, its personnel training and development techniques, its petroleum exploitation, exploration and development techniques, and its petroleum exploration and development information. Therefore, in order to protect the business and good will of the Corporation, the Executive shall be bound by the following provisions for the periods prescribed below.

            SECTION 4.3 NONCOMPETITION. Except with respect to the exploration for, and the production and marketing of, oil and gas which shall be controlled by Section 4.4, during the Active Employment Period and, if applicable, the Consulting Period, the Executive shall not, without the prior written consent of the Corporation, directly or indirectly engage in, or assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or be employed by, or act as an agent for, advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is, or is about to become, directly or indirectly engaged in any business that competes substantially with, or is substantially similar to, any business or proposed business of the Corporation or any subsidiary of the Corporation; provided that ownership of not more than 2% of the outstanding stock of a corporation traded on a national securities exchange or


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

quoted on NASDAQ shall not of itself be viewed as engaging, assisting or having an active interest; provided further that during the Consulting Period (but only if the Executive is no longer serving on the Board) the restrictions set forth in this Section 4.3 shall not apply to any geographical area in which the Corporation or a subsidiary of the Corporation has not conducted any business, or has not had any business in the planning or development stage, within one year prior to the date of the Executive's activities otherwise referred to in this Section 4.3.

            SECTION 4.4 OIL AND GAS INTEREST OWNERSHIP. For the same time periods and with respect to the same capacities as set forth in Section 4.3, except as required by the Corporation, the Executive shall not in any manner (whether through employment by another corporation or otherwise) participate in, or own directly or indirectly any interest (whether working, royalty, overriding royalty or other) in, any oil and gas lease or prospect or any partnership or other entity engaged in oil and gas exploration or production unless such participation or interest shall first have been approved in writing by the Board in accordance with guidelines to be established by the Board or shall have been acquired by the Executive prior to the Effective Date, provided that in no event shall any proposed participation or interest require a significant time commitment by the Executive during his active employment other than that involved in making the investment decision relating thereto and in obtaining the Corporation's approval thereof.

            SECTION 4.5 CORPORATE OPPORTUNITY. Except as to such actions within the ordinary course of the Executive's employment by the Corporation which the Executive in good faith believes to be in the best interests of the Corporation, the Executive shall not at any time during the Active Employment Period and, if applicable, the Consulting Period, without the prior written consent of the
Corporation: (i) request or advise any supplier, or other person, firm, partnership, association, corporation or business organization, entity or enterprise having business dealings with the Corporation or any subsidiary of the Corporation to withdraw, curtail or cancel such business dealings; (ii) disclose to any competitor or potential competitor of the Corporation or any subsidiary of the Corporation any trade secret, know-how or knowledge relating to costs, products, equipment, merchandising and marketing methods, oil and gas exploration and/or production, business plans, or research results used by, or useful to, the Corporation or any subsidiary of the Corporation; or (iii) solicit or attempt to entice away from the Corporation or any subsidiary of the Corporation any executive thereof.

ARTICLE V.  ADJUSTMENTS FOR CERTAIN PAYMENTS

            For purposes of this Article V, (i) "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Article V); (iii) "Net After Tax Receipt" shall mean the Present Value (as defined below) of a Payment net of all federal, state and local taxes imposed on the Executive with respect thereto, including the tax imposed under Section 4999 of the Code, determined by applying the highest applicable marginal rates which apply to the Executive's taxable income; (iv)
"Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the largest aggregate amount of Agreement Payments which (a) is less than the sum of all Agreement Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were made.

            Anything in this Agreement to the contrary notwithstanding, in the event a national certified public accounting firm designated by the Executive (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Agreement Payments would meet the definition of a "Reduced Amount." If said firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount. The aggregate amount by which the Agreement Payments are reduced to arrive at the Reduced Amount shall be referred to as the "Foregone Amount."

            If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Corporation in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Corporation may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Article V shall be binding upon the Corporation and the Executive. As promptly as practicable following such determination, the Corporation shall pay to, or distribute for the benefit of, the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as become due to the Executive under this Agreement.

            While it is the intention of the Corporation and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which the Accounting Firm believes has a high probability of success or otherwise, determines that an Overpayment has been made, any such overpayment paid or distributed by the Corporation to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

            Notwithstanding the foregoing, at the election of the Executive, the Reduced Amount shall be the largest amount of Agreement Payments which may be made without causing any Payment to be subject to tax under Section 4999 of the Code.

ARTICLE VI.  MISCELLANEOUS

            SECTION 6.1 ENFORCEABILITY. If the scope of any provision of this Agreement is too broad to permit enforcement of such provision to its fullest extent, then such provision shall be enforced to the maximum extent permitted by applicable law, and, if necessary, the scope of any such provision may be judicially modified (to the extent necessary in any proceeding brought to enforce such provision) and thereafter fully enforced.

            SECTION 6.2 REMEDIES. The parties acknowledge that the remedy at law for any breach of any of a party's obligations hereunder would be inadequate and consent to the granting of temporary and permanent injunctive relief in any proceeding brought to enforce any of such provisions without the necessity of proof of actual damages; provided, however, that the foregoing shall not be construed to limit any other right or remedy available to the Corporation or the Executive at law or in equity, and all such rights and remedies shall be cumulative to the extent permitted by applicable law, and the exercise of any one or more of such rights or remedies shall be without prejudice to the exercise of any other such right or remedy.

            SECTION 6.3 RESIGNATION AS BOARD AND COMMITTEE MEMBER. Unless otherwise requested by the Board, and except as provided in Section 1.2, upon the termination of his employment for any reason, the Executive hereby agrees that he shall simultaneously submit his resignation as a member of the Board, Boards of Directors of the Corporation's subsidiaries and any Board committees on which he serves in writing on or before the date he ceases to be an executive of the Corporation. If the Executive fails or neglects to submit such resignations in writing, the Corporation shall be permitted to deem the Executive to have submitted his written resignation as such member effective on the same date that the

Executive ceases to be an executive of the Corporation. If the Executive continues to serve as a member of the Board at the request of the Board after his termination of employment or pursuant to Section 1.2, the Executive shall be entitled to all benefits provided to other Board members who are not employees of the Corporation.

            SECTION 6.4 NO OFFSET; ENFORCEMENT OF AGREEMENT. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others, except as provided in
Section 3.3(a)(iii). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2) of the Code and amounts sufficient to reimburse the Executive for all tax liabilities due in respect of such payments of legal fees and expenses; provided, however, if an action brought by the Executive, or if the Executive's defense of an action brought by the Corporation, is finally determined to be without merit by a court of competent jurisdiction, the Executive shall refund amounts paid by the Corporation for legal fees, taxes and interest pursuant to this Section 6.4.

            SECTION 6.5 ASSIGNMENT BY THE EXECUTIVE'S SUCCESSORS.

            (a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) Except as is otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive, his spouse, heirs, executors and administrators, provided, however, that the obligations of the Executive hereunder shall not be delegated.

            (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            SECTION 6.6 WAIVER. Failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

            SECTION 6.7 NOTICE. Any notice required or desired to be given pursuant to this Agreement shall be sufficient if in writing sent by registered or certified mail to the addresses hereinafter set forth above or to such other address as any party hereto may designate in writing, transmitted by hand delivery or by registered or certified mail to the other.

            SECTION 6.8 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof.

            SECTION 6.9 TAXES. The Corporation may deduct from all amounts paid under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

            SECTION 6.10 ENTIRE AGREEMENT. The parties hereto agree that this Agreement and the Merger Agreement (together with, to the extent benefits or rights are otherwise affected by this Agreement, any employee benefit plan maintained or sponsored by the Corporation) contains the entire understanding and agreement between them and supercedes all previous agreements and arrangements, if any, relating to the subject matter hereof. This Agreement shall not be amended, modified or supplemented in any respect except by an agreement in writing signed by the Executive and the Corporation.

            IN WITNESS WHEREOF, the Corporation and the Executive have duly executed this Agreement as of the day and the year first above written.

                                    LOUIS DREYFUS NATURAL GAS CORP.


                                    By: /s/ [ILLEGIBLE]
                                        ----------------------------------
                                        Name:
                                        Title:

                                    EXECUTIVE


                                        /s/ Mark Andrews
                                    -------------------------------------
                                        Mark Andrews


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